NEWSRELEASE
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Third Quarter and Nine Month Revenues and Earnings
•	Third quarter net income $42 million; year to date at $148 million

•	Revenues rose 16.7% to $1.20 billion for the nine months

•	Company opens 67 new stores and relocates/expands 23 existing stores during quarter
     Fort Myers, FL - November 28, 2006 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the third quarter and nine months ended October 28, 2006.
     Net sales for the third quarter ended October 28, 2006, increased 12.5% to $404 million from $359 million for the third quarter ended October 29, 2005. Net income decreased to $42 million, or $0.24 a diluted share, compared to net income of $53 million, or $0.29 a diluted share in the prior year’s third quarter. Total stock-based compensation expense for the third quarter of fiscal 2006 (which reflects the impact of the Company’s adoption of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), effective as of January 29, 2006) increased approximately $3.6 million, net of tax, or $.02 per diluted share over the prior year’s third quarter. Comparable store sales for the Company-owned stores decreased 1.2% for the third quarter ended October 28, 2006 compared to the same period last year. For the quarter, the Chico’s brand same store sales decreased approximately 3%, while the same store sales for the WH|BM brand increased by approximately 5%.
     For the nine months ended October 28, 2006, net sales increased 16.7% to $1.20 billion from $1.03 billion for the prior year’s nine months ended October 29, 2005. Net income totaled $148 million, or $0.83 a diluted share, compared to net income of $150 million, or $0.82 a diluted share in the prior period. Total stock-based compensation expense for the thirty-nine week period (which reflects the impact of the Company’s adoption of SFAS 123R, effective as of January 29, 2006) increased approximately $10.1 million, net of tax, or $.06 per diluted share over the prior year’s nine month period. Comparable store sales for the Company-owned stores increased 3.6% for the nine months ended October 28, 2006 compared to the same nine month period last year. For the nine month period, the Chico’s brand same store sales were essentially flat, while the same store sales for the WH|BM brand increased by approximately 18%.
     Scott A. Edmonds, President and CEO, commented, “We achieved a third quarter earnings per share level that met our revised expectations, including generating strong cash flows that effectively funded our aggressive store opening program. We continue to focus on improving our merchandising, marketing, technology, and customer service initiatives, including adding management talent to our executive team. Further, we are quite pleased to have completed most of our fiscal 2006 store opening program prior to the big Thanksgiving weekend, with 67 new stores opened and another 23 stores relocated or expanded during the third quarter. In November, we also opened 30 more stores and expanded or relocated another 20 stores. We believe these additional locations will help to both protect and increase our market share over the long term.”
     Mr. Edmonds continued, “The aggressive store opening/relocation/expansion program, combined with the operational initiatives in the technology and customer service areas we are undertaking, have put short term pressure on our earnings. These factors, along with missteps in our fashion merchandising, have been the principal reasons for the volatility in our short term profitability. We fully expect that the new marketing and merchandising initiatives we are undertaking should provide the customer with a clarity of offer that is sharper in focus and more compelling in fashion terms. We believe these are the right steps to take and remain confident that these and other long term initiatives will prove successful. We continue to be enthusiastic about our strategies and the overall long term growth opportunities for each of our brands and the Company as a whole.”
     Mr. Edmonds further commented, “Although the Chico’s November same store sales were essentially in line with guidance, our overall November same store sales were below guidance mostly because the White House | Black Market same store sales fell short of plan. We are currently finding that the combination of the more promotional retail environment along with our own fashion errors have resulted in a higher than anticipated markdown rate. However, since we are only four weeks into the quarter and have a number of marketing events planned for the remaining period, we do not believe it would be prudent to provide updated guidance for the fourth quarter or for fiscal 2007 until we see and can more fully appreciate the extent to which these initiatives will be able to produce stronger sales and margins. Finally, the strength of our balance sheet, with over a quarter of a billion dollars in cash and no debt, combined with our continued ability to generate strong cash flows from our existing and new stores, provides us with a strong platform to maintain our position in the specialty apparel market for our targeted customers.”
     Some of the other highlights with respect to the third quarter results this year, compared to the third quarter results last year, include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 6.9% from $278 million to $297 million. Comparable store sales for the combined Chico’s/Soma brands, after nine years of quarterly positive same store sales increases (eight of which were double digit increases) for the Chico’s brand, decreased by approximately 3%. The average transaction amount for the Chico’s front-line stores decreased by 3.1% and the average unit retail decreased by 4.3%.

•	The third quarter Chico’s core brand operating margin decreased by approximately 440 basis points, principally due to an approximate 110 basis point decrease in the Chico’s front-line store merchandise margin, an approximate 40 basis point decrease due to the adoption of SFAS 123R and the related change in accounting for stock-based compensation, and an approximate 310 basis point increase in store operating costs. The decrease in the gross margin percentage was principally related to higher markdowns, offset, in part, by improved initial markups, while the increase in store operating costs as a percentage of net sales was principally caused by increases in store payroll, occupancy and fringe benefits and the deleverage associated with the decline in comparable store sales.

•	The brand operating margin for Soma decreased by approximately 980 basis points in the quarter, primarily due to the startup costs associated with an aggressive new store opening program that nearly doubled the store count. Store operating costs increased by 1350 basis points while store management and marketing costs increased by 880 basis points to support the new store openings and expanded mailer distribution. These higher general and administrative costs were partially offset by a 1510 basis point improvement in overall product development and merchandising costs. Frontline store merchandise margins decreased by 110 basis points, primarily due to markdowns arising from delayed store openings in the second and third quarters, as well as slower than planned foundations sales. The Company estimates the investment in Soma reduced the current quarter’s earnings by approximately $.02 per diluted share and the nine month period’s earnings by $.04 per diluted share. The Company is now expecting investment in the continued growth and development of the Soma brand will be a reduction of approximately $.05 to $.06 per diluted share for the full fiscal year 2006 and a reduction of approximately $.04 to $.05 per diluted share for fiscal year 2007. Based on the current store opening plan, the Company anticipates the Soma brand will reach profitability in fiscal 2008. The Company estimates its total investment in the launching of the Soma brand by the time it turns profitable will be approximately $.12 to $.15 per diluted share.
•	The WH|BM brand sales, excluding catalog and Internet, increased by 31.2% from $68 million to $90 million, while comparable store sales for the brand increased by approximately 5%. The average transaction amount for the WH|BM brand increased by 1.8%, the average unit retail increased by 0.6%, and the merchandise margins decreased by approximately 80 basis points. The brand operating margin for WH|BM decreased by approximately 440 basis points in the third quarter of fiscal 2006, principally due to the decreased merchandise margins referred to above as well as an approximate 280 basis point increase in store operating expenses for the WH|BM brand. The decrease in the gross margin percentage was principally related to higher markdowns, offset, in part, by improved initial markups, while the increase in store operating costs as a percentage of net sales was principally caused by increases in store payroll, occupancy and fringe benefits.

•	Fitigues, our newest brand, which continues to focus on infrastructure improvements during fiscal 2006, had the effect of reducing earnings per share slightly during the third quarter, which is consistent with earlier management statements projecting that Fitigues would have the effect of reducing earnings by approximately $.01 to $.02 per diluted share in fiscal 2006. We also believe that our continuing investment in Fitigues will have the effect of reducing earnings by $.01 to $.02 per diluted share in fiscal 2007 as we further evaluate this brand.

•	Catalog and Internet sales saw an overall 33% increase, principally due to significant increases in the WH|BM and Soma merchandise available for sale through the Internet, and to a lesser extent to the acquisition of Fitigues and the increased circulation of catalog mailings.

•	The outlet division, which includes sales from all four of the brands and which showed strong same store sales increases, showed decreases in both gross and operating margins as overall gross margins in the division declined by approximately 600 basis points, while overall operating margins in the division decreased by approximately 650 basis points, principally due to lower merchandise margins at the Chico’s outlet stores and in part due to the change in the mix of brand sales to include more WH|BM and Soma based sales (both of which brand sales generally carry lower gross margins).

•	The adoption of SFAS 123R and the related change in accounting for stock-based compensation expense reduced the gross margin in the third quarter by approximately $1.6 million, or 40 basis points, and increased SG&A costs by approximately $4.0 million, or 100 basis points. Overall, the increase in stock-based compensation expense had the effect of reducing net income and earnings per share for the third quarter of fiscal 2006 by approximately $3.6 million and $.02 per diluted share, respectively. For the nine month period ended October 28, 2006, the overall increase in total stock-based compensation expense had the effect of reducing net income and earnings per share by $10.1 million and approximately $.06 per diluted share, respectively.
•	The Company opened 67 new stores during the third quarter and closed 2 stores. In addition, the Company expanded or relocated 23 additional stores during the quarter. During the first nine months, the Company opened 106 new stores, closed 10 stores, reacquired one franchise store and acquired the Fitigues chain of 12 stores, along with expanding or relocating 38 stores. The write offs associated with the repositioning of its stores due to its relocation/expansion/closure program reduced the first nine months earnings by approximately $.01 per diluted share and the Company estimates that such write offs will reduce the full fiscal year’s earnings by approximately $.02 per diluted share.

•	Since the beginning of the fiscal year and through November 28th, the Company has opened 127 stores, net of closures, (30 so far in the fourth quarter) towards its stated goal of 140 to 150 net new stores for fiscal 2006. The Company expects an additional 14 to 18 stores will be opened during the remainder of the fourth quarter. In addition, through November 28th, the Company expanded/relocated 58 stores (including 20 so far in the fourth quarter) and expects to relocate or expand an additional 6 to 8 stores during the remainder of the fourth quarter.

•	Overall inventories increased 44% since the beginning of the year and 36% since the end of the third quarter of last year. The Company’s inventory per selling square foot increased from $71 of inventory per selling square foot as of the end of the third quarter last year to $77 of inventory per selling square foot as of the end of the third quarter this year. This year over year increase was due to several factors, including expanded direct to consumer offerings for all four brands, planned increases to support a particularly heavy store opening and expansion program in the third and early fourth quarter (as 30 new stores and 20 expanded/relocated stores were opened in fiscal November alone), and a planned greater emphasis on ocean versus air shipments which results in a growth in the in-transit portion of the Company’s inventories.
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 901 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 538 Chico’s front-line stores, 32 Chico’s outlet stores, 247 White House | Black Market front-line stores, 14 White House | Black Market outlet stores, 47 Soma by Chico’s stores, 9 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	October 28,	January 28,
	2006	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,606	$3,035
Marketable securities, at market	251,297	401,445
Receivables	19,313	7,240
Income taxes receivable	—	5,013
Inventories	137,650	95,421
Prepaid expenses	17,629	13,497
Land held for sale	38,120	—
Deferred taxes	16,534	12,327

Total Current Assets	483,149	537,978

Property and Equipment:
Land and land improvements	14,549	44,893
Building and building improvements	56,102	35,573
Equipment, furniture and fixtures	246,106	187,970
Leasehold improvements	275,843	209,342

Total Property and Equipment	592,600	477,778
Less accumulated depreciation and amortization	(169,885)	(131,846)

Property and Equipment, Net	422,715	345,932

Other Assets:
Goodwill	69,348	61,796
Other intangible assets	34,063	34,041
Deferred taxes	7,814	—
Other assets	20,914	19,666

Total Other Assets	132,139	115,503

	$1,038,003	$999,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$77,536	$47,434
Accrued liabilities	83,664	74,586
Current portion of deferred liabilities	1,179	648

Total Current Liabilities	162,379	122,668

Noncurrent Liabilities:
Deferred liabilities	94,091	65,189
Deferred taxes	—	5,129

Total Noncurrent Liabilities	94,091	70,318

Stockholders’ Equity:
Common stock	1,755	1,817
Additional paid-in capital	225,720	202,878
Unearned compensation	—	(3,710)
Retained earnings	554,059	605,537
Accumulated other comprehensive loss	(1)	(95)

Total Stockholders’ Equity	781,533	806,427

	$1,038,003	$999,413

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended
	October 28, 2006		October 29, 2005		October 28, 2006		October 29, 2005
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$894,423	74.5	$816,672	79.4	$296,820	73.6	$277,601	77.4
Net sales by White House | Black Market stores	257,171	21.4	179,545	17.4	89,788	22.2	68,450	19.1
Net sales by catalog & Internet	37,192	3.1	24,526	2.4	12,659	3.1	9,534	2.6
Other net sales	11,410	1.0	8,102	0.8	4,296	1.1	3,080	0.9

Net sales	1,200,196	100.0	1,028,845	100.0	403,563	100.0	358,665	100.0
Cost of goods sold	474,151	39.5	394,935	38.4	162,826	40.3	133,308	37.2

Gross profit	726,045	60.5	633,910	61.6	240,737	59.7	225,357	62.8
General, administrative and store operating expenses	456,183	38.0	371,041	36.1	161,373	40.0	131,711	36.7
Depreciation and amortization	44,007	3.7	31,192	3.0	15,224	3.8	11,339	3.2

Income from operations	225,855	18.8	231,677	22.5	64,140	15.9	82,307	22.9
Interest income, net	8,303	0.7	5,658	0.5	2,339	0.6	2,154	0.6

Income before taxes	234,158	19.5	237,335	23.0	66,479	16.5	84,461	23.5
Income tax provision	85,704	7.1	87,814	8.5	24,332	6.1	31,251	8.7

Net income	$148,454	12.4	$149,521	14.5	$42,147	10.4	$53,210	14.8

Per share data:
Net income per common share—basic	$0.83		$0.83		$0.24		$0.29

Net income per common & common equivalent share—diluted	$0.83		$0.82		$0.24		$0.29

Weighted average common shares outstanding—basic	178,036		180,218		175,234		180,639

Weighted average common & common equivalent shares outstanding—diluted	179,238		182,115		176,184		182,556

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(In thousands)

	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$148,454	$149,521

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	5,557	3,437
Depreciation and amortization, other	44,007	31,192
Deferred tax benefit	(17,216)	(15,352)
Stock-based compensation expense, cost of goods sold	4,833	317
Stock-based compensation expense, general, administrative and store operating expenses	12,052	854
Excess tax benefit of stock-based compensation	(2,623)	—
Tax benefit of stock options exercised	—	13,301
Deferred rent expense, net	5,133	2,635
Loss on disposal of property and equipment	820	437
(Increase) decrease in assets —
Receivables	(7,091)	(4,528)
Inventories	(41,506)	(28,308)
Prepaid expenses and other, net	(5,403)	(5,135)
Increase in liabilities —
Accounts payable	30,103	30,794
Accrued and other deferred liabilities	36,837	36,089

Total adjustments	65,503	65,733

Net cash provided by operating activities	213,957	215,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities, net	150,242	(130,946)
Purchase of Fitigues assets	(7,527)	—
Acquisition of franchise store	(811)	—
Purchase of equity investment	—	(10,418)
Purchases of property and equipment	(165,094)	(87,103)

Net cash used in investing activities	(23,190)	(228,467)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,181	16,908
Excess tax benefit of stock-based compensation	2,623	—
Repurchase of common stock	(200,000)	—

Net cash (used in) provided by financing activities	(191,196)	16,908

Net (decrease) increase in cash and cash equivalents	(429)	3,695
CASH AND CASH EQUIVALENTS, Beginning of period	3,035	14,426

CASH AND CASH EQUIVALENTS, End of period	$2,606	$18,121